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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT
                               (EXECUTIVE OFFICER)

         This employment agreement (this "Agreement"), dated as of February 9, 2000 (the "Effective Date"), is between Analytical Surveys, Inc., a Colorado corporation whose principal executive offices are located in Indianapolis, Indiana ("Employer"), and Michael A. Renninger ("Officer").

                                    RECITALS

         A. Employer wishes to retain the services of Officer, and Employer and Officer wish to formalize the terms and conditions of their agreements and understandings.

         B. Officer's employment by Employer, the mutual covenants stated in this Agreement, and other valuable consideration, the receipt of which are acknowledged by Officer, are sufficient consideration for this Agreement.

         C. This Agreement supersedes and replaces any prior employment agreements entered into by and between Employer and Officer.

                                    AGREEMENT

         The parties agree as follows:

         1. Employment. As of the Effective Date, Employer hires and employs Officer, and Officer accepts such employment. Officer will perform such services for Employer as the Chief Executive Officer requests until March 1, 2000. Beginning March 1, 2000, Officer will become the Chief Financial Officer of Employer.

         2. Term of Employment. The Initial Term of this Agreement will commence on the Effective Date, will continue for two years (the "Initial Term"), and will automatically renew for consecutive two-year terms (with each such two-year term, including the Initial Term, being referred to as a "Term"), unless sooner terminated in accordance with the provisions of this Agreement.

         3. Actions of Employer. All actions by and decisions of Employer contemplated in this Agreement will be made by Employer's Chief Executive Officer (or, in the absence of the Chief Executive Officer, the Board of Directors of Employer).

         4. Duties of Officer. Officer's principal duties on behalf of Employer as of the Effective Date are as set forth in Section 1 of this Agreement. Beginning March 1, 2000, Officer's principal duties on behalf of Employer are as the Chief Financial Officer of Employer. In accepting employment by Employer, Officer will undertake and assume the responsibility of performing for and on behalf of Employer whatever duties are necessary and required in such


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position. Officer will devote substantially Officer's full time and energies and best effort to the performance of such duties, to the exclusion of all other business activities that conflict in any material way with Officer's duties under this Agreement (and Officer will be permitted to participate in civic and charitable activities so long as such activities do not materially interfere with Officer's duties under this Agreement).

         5. Location of Employment. It is expected that Officer will perform the above duties at Employer's principal executive offices, currently in Indianapolis, Indiana. If the location of Employer's principal executive offices changes subsequent to the Effective Date, Officer agrees to continue to perform the duties prescribed by this Agreement out of Employer's Indianapolis, Indiana, office (or if Employer ceases to maintain such office, then out of such other office space in the Indianapolis area as Employer provides to Officer) if requested to do so by Employer; Officer agrees to take all reasonable steps to accommodate Employer's needs for services to be performed at Employer's principal executive offices, which may include regular travel to such principal executive offices and other locations of Employer and Employer's customers. Notwithstanding the foregoing provisions, if the location of Employer's principal executive offices changes subsequent to the Effective Date, Employer may require Officer to move to the location of such principal executive offices, but Officer may terminate employment within 30 days after being notified by Employer that Officer will be required to move to the location of such principal executive offices, and such termination of employment will be treated as a termination by Officer for Good Reason under Section 8(b).

         6. Compensation.

         (a) Salary and Bonus. Employer will pay to Officer $18,333.33 monthly as salary ("Base Salary"), plus annual increases, if any, as approved by Employer, payable on the payroll dates established by Employer from time to time. Employer will review Officer's Base Salary on an annual basis, during the month of November, but Employer is not obligated to increase such Base Salary after any such review. In addition, Officer will be paid a bonus of $66,000 not later than March 1, 2001, if Officer remains employed with Employer through February 9, 2001. Officer will be eligible for bonuses payable in 2002 and thereafter, if any, as approved by Employer, with respect to work performed on and after January 1, 2001, in the same manner as other executive officers of Employer.

         (b) Stock Options and Bonuses. Officer will be eligible to participate in Employer's stock option plan and bonus plan or policy for persons holding similar executive positions with Employer. The number of options granted to Officer, if any, and the terms of such options are solely within the discretion of Employer's Board of Directors, except that, as of the date of this Agreement, Employer has granted to Officer options to purchase 40,000 shares of Common Stock of Employer under the terms of the 1993 Stock Option Plan; such options have an exercise price of $6.75 per share. Notwithstanding the provisions of the first sentence of Section 2.04 of the 1993 Stock Option Plan (and in accordance with the provisions of Section 2.01 of the 1993 Stock Option Plan), the vesting period of such stock options will be as follows: Options for 10,000 shares will vest six months after the date of this Agreement, options for an additional 10,000 shares will vest 12 months after the date of this Agreement, options for an additional 10,000 shares will vest 24 months after the date of this Agreement, and options for the final 10,000 shares will vest 36 months after the date of this Agreement. In all other respects the


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terms of the 1993 Stock Option Plan will govern the rights of Officer with respect to the foregoing stock options, except that full vesting of such stock options will occur upon a Change in Control (as defined below), in addition to the other events that, under the terms of the 1993 Stock Option Plan, cause full vesting of such stock options prior to the dates set forth in the vesting schedule set forth above. The amount of bonus paid, if any, will be determined annually in accordance with the Company's bonus plan or policy in effect from time to time.

         (c) Vacations. Officer will be entitled to vacations of not less than 4 weeks per year, in accordance with the procedures prescribed by Employer's regular vacation policies established for senior executives. Officer acknowledges that the use of vacation time by officer for vacation provides an important benefit to Employer and agrees to use reasonable efforts to utilize vacation time for such purpose and to limit to the extent practicable the amount of accrued but unused vacation time. Nevertheless, Officer may accrue any unused vacation time from year to year (up to a limit of 8 weeks of unused vacation, with any unused vacation in excess of 8 weeks to be paid in cash at or promptly after the end of any calendar year, based on Officer's then current Base Salary for the year in which such excess vacation accrued), and Employer will compensate Officer upon termination of employment for any unused vacation time based on Officer's then current Base Salary. Any specific vacation of more than 4 weeks' duration is subject to the advance approval of Employer.

         (d) Additional Benefits. Officer will be entitled to benefits (which may include hospitalization, medical, disability, profit sharing and retirement plan benefits) in accordance with Employer's policies, as they may be modified by Employer from time to time, for persons holding similar executive positions with Employer, as determined by Employer in its sole discretion.

         (e) Reimbursement of Business Expenses. Employer will reimburse all reasonable expenses incurred by Officer on behalf of Employer in connection with Officer's performance of duties under this Agreement, subject in each case to compliance by Officer with any reasonable requirements imposed by Employer (by written Employer policy or by written notice to Officer) concerning submission of invoices, prior approval, tax deductibility of expenses, and similar matters.

         (f) Disability. "Disability" and "Disabled" are defined as set forth in the disability insurance policy of Employer or, if no such policy covers Officer, then "Disability" and "Disabled" are defined as the inability to perform customary functions for up to 90 days in any 12-month period. If Officer becomes Disabled, Disability benefits, if any, will be in the amounts provided for in Employer's Employee Handbook or, if not provided for executive officers in the Employee Handbook, then as otherwise provided to executive officers, as such benefits may be modified by Employer from time to time, as determined by Employer's Board of Directors in its sole discretion.

         (g) Death. In the case of Officer's death, benefits, if any, will be limited to the amounts paid to Officer (or Officer's designated beneficiary) by reason of Employer's group life insurance plan, if any, and any separate life insurance policy that is assigned to Officer or as to which Employer grants to Officer the right to designate the beneficiary.


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         7. Legal Expenses.

         Officer may seek advice, at no cost to Officer, directly from Employer's Company counsel concerning the following, and any matters reasonably related to the following, for the purpose of assisting Officer and Employer's other officers and directors:

         (a) Compliance with Rule 144 of the Securities Act of 1933, including the filing of Form 144, calculation of holding periods and volume limitations, consequences under Rule 144 of gift transactions and transfers to family members, and other technical aspects of Rule 144;

         (b) Compliance with Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute (the "Exchange Act"), relating to reporting of transactions under Form 4 and Form 5 and avoidance of liability for short-swing profits;

         (c) Compliance with Rule 10b-5 of the Exchange Act and insider trading prohibitions generally;

         (d) Exercising stock options and resale of securities acquired under stock options, including advice on mechanical aspects of exercising options under the plans, general tax advice, and securities law advice;

         (e) Non-adversarial aspects of public offerings, including execution of registration statements, questionnaires, powers of attorney, underwriting agreements (as selling shareholder), lock-up agreements, and the like; and

         (f) Any other matters incidental to Officer's administration of Employer's operations that would not be reportable as income to Officer on IRS Form 1099 or as compensation to Officer under Item 402 of Regulation S-K of the Securities Act of 1933 and the Exchange Act.

         8. Termination, Severance Pay and Restrictions Against Competition.

         (a) Voluntary Termination by Officer Without Good Reason.

                  (i) Officer agrees to give Employer at least 30 days' notice prior to any voluntary termination of employment by Officer without Good Reason (as defined below).

                  (ii) If Officer terminates employment voluntarily without Good Reason,

                           (A) Officer will receive all earned Base Salary under
                  Section 6(a) and benefits under Section 6(c) and (d) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment);


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                           (B) For each of the 12 successive months immediately
                  following Officer's last day of employment with Employer, Employer will pay to Officer, as severance pay, an amount equal to 75% of Officer's Base Salary then in effect, payable bi-monthly, beginning on the first day of the month immediately following Officer's last day of employment with Employer; and

                           (C) The Noncompetition Period under Section 10 will
                  end on the first anniversary of the last day of Officer's employment with Employer.

                  (iii) Officer and Employer acknowledge that Officer's knowledge of the particular projects of Employer will be difficult to replace and that the giving of 30 days' notice by Officer is necessary to enable Employer to obtain transition assistance on such projects.


         (b) Termination by Officer for Good Reason

                  (i) Officer may terminate employment with Employer at any time for Good Reason, upon 30 days' notice to Employer. "Good Reason" means the occurrence of any of the following:

                           (A) The material breach of this Agreement by
                  Employer, which breach remains uncured for 45 days after Officer gives Employer notice of such breach (describing the breach in reasonable detail);

                           (B) The assignment to Officer on a regular basis of
                  any duties materially inconsistent with Officer's status or position with Employer or any material alteration in the nature or status of Officer's responsibilities from those in effect under this Agreement;

                           (C) A reduction by Employer in Officer's Base Salary
                  then in effect, other than a reduction (i) that is effected in the context of the occurrence of material adverse conditions affecting the Employer, where Employer has requested or imposed reductions in salary affecting all executive officers, and (ii) as to which Officer has consented (and Officer agrees in such circumstances not to unreasonably withhold, condition, or delay such consent);

                           (D) The failure by Employer to continue to provide
                  Officer with benefits available as provided for in Employer's Employee Handbook or, if not provided for executive officers in the Employee Handbook, then as otherwise provided to executive officers, at a level which is substantially as favorable as those enjoyed by other persons holding similar executive positions with Employer, other than a reduction (i) that is effected in the context of the occurrence of material adverse conditions affecting the Employer, where Employer has requested or imposed reductions in benefits affecting all executive


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                  officers, and (ii) as to which Officer has consented (and
                  Officer agrees in such circumstances not to unreasonably withhold, condition, or delay such consent);

                           (E) The occurrence of a Change in Control, as defined
                  below, and the expiration of one year; or

                           (F) Employer requires Officer to move Officer's
                  principal residence outside of the Indianapolis, Indiana, area, in accordance with the provisions of Section 5.

                  (ii) If Officer terminates employment for Good Reason:

                           (A) Officer will receive all earned Base Salary under
                  Section 6(a) and benefits under Section 6(c) and (d) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment);

                           (B) For each of the 18 successive months immediately
                  following Officer's last day of employment with Employer ("Section 8(b) Severance Period"), Employer will pay to Officer, as part of Officer's severance pay, Officer's Base Salary then in effect. In addition, Employer will pay to Officer, as part of Officer's severance pay, a bonus equal to an additional 3 months of Officer's Base Salary then in effect, such bonus to be pro rated and paid over the Section 8(b) Severance Period. The aggregate amounts of severance pay will be paid bi-monthly, beginning on the first day of the month immediately following Officer's last day of employment with Employer.

                           (C) Employer will treat Officer as an employee of
                  Employer during the Section 8(b) Severance Period for purposes of providing benefits to Officer under Employer's group health insurance plan (including vision and dental insurance if it is provided by Employer under its group health insurance plan), disability insurance plan, and group life insurance plan, to the extent Employer is permitted to do so under its contractual arrangements with the insurers under such fringe benefits plans and under applicable law. If Employer is not able provide Officer with the same coverage under Employer's group health insurance plan as applied immediately prior to Officer's termination of employment, then Employer will pay for the cost of obtaining health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") during the Section 8(b) Severance Period. If Employer is not able to provide Officer with the same disability insurance coverage during the Section 8(b) Severance Period as applied immediately prior to Officer's termination of employment, Employer will make cash payments to Officer in an amount equal to the cost to Employer of providing the disability insurance benefits to Officer, were Officer still eligible under the disability insurance plan.

                           (D) The Noncompetition Period under Section 10 will
                  end on the first anniversary of the last day of Officer's employment with Employer.


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                  (iii) Officer and Employer acknowledge that Officer's
         knowledge of the particular projects of Employer will be difficult to replace and that the giving of 30 days' notice by Officer is necessary to enable Employer to obtain transition assistance on such projects.

         (c) Termination by Employer Without Cause.

                  (i) Employer may terminate Officer's employment at any time, without Cause (as defined below), upon notice to Officer.

                  (ii) If Employer terminates Officer's employment without
         Cause:

                           (A) Officer will receive all earned Base Salary under
                  Section 6(a) and benefits under Section 6(c) and (d) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment);

                           (B) For each of the 18 successive months immediately
                  following Officer's last day of employment with Employer (the "Section 8(c) Severance Period"), Employer will pay to Officer, as part of Officer's severance pay, Officer's Base Salary then in effect. In addition, Employer will pay to Officer, as part of Officer's severance pay, a bonus equal to an additional 3 months of Officer's Base Salary then in effect, such bonus to be pro rated and paid over the Section 8(c) Severance Period. The aggregate amounts of severance pay will be paid bi-monthly, beginning on the first day of the month immediately following Officer's last day of employment with Employer;

                           (C) Employer will treat Officer as an employee of
                  Employer during the Section 8(c) Severance Period for purposes of providing benefits to Officer under Employer's group health insurance plan (including vision and dental insurance if it is provided by Employer under its group health insurance plan), disability insurance plan, and group life insurance plan, to the extent Employer is permitted to do so under its contractual arrangements with the insurers under such fringe benefits plans and under applicable law. If Employer is not able provide Officer with the same coverage under Employer's group health insurance plan as applied immediately prior to Officer's termination of employment, then Employer will pay for the cost of obtaining health insurance coverage under COBRA during the Section 8(c) Severance Period. If Employer is not able to provide Officer with the same disability insurance coverage during the Section 8(c) Severance Period as applied immediately prior to Officer's termination of employment, Employer will make cash payments to Officer in an amount equal to the cost to Employer of providing the disability insurance benefits to Officer, were Officer still eligible under the disability insurance plan.

                           (D) The Noncompetition Period under Section 10 will
                  end on the first anniversary of the last day of Officer's employment with Employer.


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         (d) Termination by Employer for Cause.

                  (i) Employer may terminate Officer's employment with Employer at any time, for Cause, upon notice to Officer. "Cause" means (A) any fraud, theft or intentional misappropriation perpetrated by Officer against Employer; (B) conviction of Officer of a felony; (C) a material and willful breach of this Agreement by Officer, if Officer does not correct such breach within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such breach); (D) willful or gross misconduct by Officer in the performance of duties under this Agreement; or (E) the chronic, repeated, or persistent failure of Officer in any material respect to perform Officer's obligations as an executive officer of Employer (other than by reason of a disability as determined under common law or any pertinent statutory provision, including without limitation the Americans With Disabilities Act), if Officer does not correct such failure within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such failure). Employer and Officer agree that the provisions of (E) are not intended to provide grounds for a termination for Cause merely because of a failure on the part of Officer to satisfy performance goals set by Employer as long as Officer is performing services in a manner reasonably expected of an executive officer.

                  (ii) If Officer is terminated for Cause,

                           (A) Officer will receive Base Salary under Section
                  6(a) and benefits under Section 6(c) and (d) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment);

                           (B) For each of the 12 successive months immediately
                  following Officer's last day of employment with Employer, Employer will pay to Officer, as severance pay, 75% of Officer's Base Salary then in effect, payable bi-monthly, beginning on the first day of the month immediately following Officer's last day of employment with Employer; and

                           (C) The Noncompetition Period under Section 10 will
                  end on the first anniversary of the last day of Officer's employment with Employer.

         (e) Transition Assistance. Employer may require that Officer provide transition assistance to Employer for a 30-day period beginning on the date that Officer's employment with Employer terminates (for any reason), or such other period agreed upon by Officer and Employer, at no additional compensation, on a part-time basis (with the obligation on the part of Officer to make himself available to Employer, but not in excess of 15 working days during such 30-day period).


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         9. Change in Control.

         (a) For purposes of this Agreement, a "Change in Control" of Employer will be deemed to occur if any of the following occur:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), acquires record ownership of, or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Employer, representing 30% or more of any class of capital stock that is empowered to vote with respect to the election of directors of Employer ("Voting Securities"), except that the holding of securities in street name by any person for the account of another person will not be considered record ownership for purposes of this subsection, and except that the following will not constitute a Change in Control pursuant to this subsection:

                           (A) any acquisition of beneficial ownership by
                  Employer or a subsidiary of Employer; or

                           (B) any acquisition of beneficial ownership by any
                  employee benefit plan (or related trust) sponsored or maintained by Employer or one or more of its subsidiaries.

                  (ii) The shareholders of Employer approve a complete liquidation or dissolution of Employer (other than in the context of a merger or consolidation with a subsidiary of Employer, or the creation of a holding company structure where no material change in beneficial ownership occurs, or any such transaction where only the state of incorporation of Employer changes) or the sale of all or substantially all of the assets of Employer, in one or a series of transactions.

                  (iii) A change or changes occur(s) in the composition of the Board of Directors of Employer during any 30-month period such that either (A) the members of the Board of Directors immediately prior to such period cease to represent a majority of the members of the Board of Directors after such change(s) (and, for purposes of calculating whether the "majority of the members" requirement is satisfied, any director who dies or voluntarily decides not to stand for re-election as a director due to retirement at or after age 65, disability, or similar reasons, will not be considered in such calculation as a person who was a director either at the beginning of, or at the end of, the 30-month period in question), or (B) more than two-thirds of the members of the Board of Directors immediately prior to such period cease to be members of the Board of Directors during such period, for any reason.

         (b) A Change in Control will not be deemed to occur with respect to Officer if (x) the acquisition of beneficial ownership of the 30% or greater interest referred to in subsection (a)(i) is by Officer or by a group, acting in concert, that includes Officer or (y) if a majority of the then combined voting power of the then outstanding Voting Securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of Employer will, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in subsection (a)(ii) or (iii), be


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beneficially owned, directly or indirectly, by Officer or by a group, acting in concert, that includes Officer.

         10. Noncompetition.

         (a) Covenant not to Compete. During the period that Officer is employed by Employer and thereafter for the pertinent Noncompetition Period, Officer (i) will not directly or indirectly own, control, operate, manage, consult for, own shares in, be employed by, or otherwise participate in any sole proprietorship, corporation, partnership, or other entity whose primary business is the Business (as defined below), within the United States and any other territory in which Employer does business; (ii) will not perform services for any entity, whether as an officer, director, manager, employee, consultant or otherwise, and whether or not the entity is primarily engaged in the Business, if Officer's primary responsibilities are to perform consulting services for geographic information systems, data conversion for geographic information systems, or systems integration for geographic information systems; and (iii) will not solicit any actual or potential customers of Employer, any consultants to any such actual or potential customers, or any suppliers of Employer with respect to Officer's plans to take any of the foregoing actions. The "Business" means any of the following: data conversion for geographic information systems, performing consulting services for geographic information systems, and performing systems integration services for geographic information systems. Notwithstanding the foregoing restriction, Officer may own beneficially, or of record, less than 2 percent of the outstanding shares or other equity interests of any entity in the Business whose stock is traded publicly on NASDAQ or another nationally recognized stock exchange.

         (b) Nonsolicitation. During the Noncompetition Period, and for a period of 6 months following the last day of Officer's employment (whichever is later), Officer will not solicit or attempt to solicit for employment any person while such person is an employee or officer of Employer or of any subsidiary of Employer, and Officer will not solicit for employment or employ any such person within 6 months after such person ceases to be an employee or officer of Employer.

         (c) Disparagement. During the Noncompetition Period, and for a period of 6 months following the last day of Officer's employment (whichever is later), Officer will not disparage, criticize, or demean Employer, its reputation, employees, directors, officers, services, manner of conducting business, customers, or suppliers, or any other aspect of Employer, by any communication whatsoever. During the Noncompetition Period, and for a period of 6 months following the last day of Officer's employment (whichever is later), Employer will not disparage, criticize, or demean Officer, Officer's reputation, or any other aspect of Officer, by any communication whatsoever.

         11. Confidential Information, Trade Secrets and Inventions.

         (a) Confidential Information. Officer acknowledges that information, observations, and data obtained by Officer, both prior to the Effective Date while Officer was employed by Employer (or any predecessor whose stock or assets have been acquired by Employer, if applicable) and after the Effective Date, concerning the business or affairs of Employer (or any such predecessor, as the case may be) constitute confidential information, are


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trade secrets, are the property of Employer, and are essential and confidential components of Employer's business. Officer will not directly or indirectly disclose to any person or use any of such information, observations or data, except in the course of Officer's employment with Employer, and except to the extent that:

                  (i) the information was within the public domain at the time it was provided to Officer;

                  (ii) the information was published or otherwise became part of the public domain after it was provided to Officer through no fault of Officer;

                  (iii) the information already was in Officer's possession at the time Employer (or a predecessor) disclosed it to Officer, was not acquired by Officer directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor), and was not acquired by Officer under circumstances in which Officer already was an employee of or a consultant to Employer (or any predecessor), or had a duty of confidentiality to Employer (or any predecessor);

                  (iv) the information after the Effective Date becomes available to Officer from a source other than Employer (or any predecessor), which source did not acquire the information directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor); or

                  (v) the information is required to be disclosed (A) by any federal or state law rule or regulation, (B) by any applicable judgment, order, or decree of any court, governmental agency or arbitrator having or purporting to have jurisdiction in the matter, or
         (C) pursuant to any subpoena or other discovery request in any litigation, arbitration or other proceeding, but if Officer proposes to disclose the information in accordance with (A), (B), or (C), Officer will first give Employer reasonable prior notice of the proposed disclosure of any such information so as to provide Employer an opportunity to consult with Officer as to the applicability of such law, rule, or regulation or to appear before any court, governmental agency, or arbitrator in order to contest the disclosure, as the case may be, and prior to any such disclosure will redact such information to the maximum extent permissible.

         (b) Inventions. For purposes of this Section 11, "Invention" means any invention, improvement, discovery or idea (whether patentable or not, and including those which may be subject to copyright protection) generated, conceived or reduced to practice by Officer alone or in conjunction with others and which relates to any substantial degree to the business conducted by Employer, during or after normal business hours, whether prior to Effective Date while Officer was an employee of Employer (or any predecessor) or during the term of this Agreement, and all associated rights to patents, copyrights and applications for such rights. "Invention" does not mean any invention, improvement, discovery or idea (whether patentable or not, and including those which may be subject to copyright protection) generated, conceived, or reduced to practice by Officer alone or in conjunction with others, after normal business hours, which would not be used or useful in the business of Employer. Officer will promptly disclose to Employer in writing all Inventions. All Inventions are the exclusive property of Employer and


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

are deemed assigned to Employer. Officer will, at Employer's reasonable expense, provide Employer with all assistance it requires to protect, perfect and use its rights to and its interest in Inventions anywhere in the world and to vest in Employer such rights and interest.

         (c) Return of Documents, Etc. Immediately upon termination of Officer's employment with Employer or at any time upon notice to Officer from Employer, Officer will deliver to Employer all memoranda, notes, plans, records, reports, and other documents and information provided to Officer by Employer or created by Officer in connection with Officer's employment, and all copies of all such documents in any tangible form which Officer may then possess or have under Officer's control, and will destroy all of such information in intangible form which is in Officer's possession or under Officer's control.

         12. Survival of Obligations Upon Officer's Termination. The obligations of Officer in Section 10 will survive the termination of Officer's employment with Employer for the periods specified in Sections 8 and 10, and the obligations of Officer in Section 11 will survive the termination of Officer's employment with Employer without limitation, in either case whether such termination is for any reason whatsoever or for no reason, and whether initiated by Officer or by Employer, and will continue for such periods until Employer consents in writing to the release of Officer's obligations under this Agreement.

         13. Remedy for Breach. Both Officer and Employer expressly acknowledge that the subject matter of this Agreement is unique, and that any breach of Officer's obligations under Sections 10 and 11 is likely to result in irreparable injury to Employer, and the parties therefore expressly agree that either party will be entitled to obtain specific performance of this Agreement through injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief will be in addition to, and the availability of such equitable relief will not preclude, any legal remedies or other remedies which might be available to such party. If Officer breaches any provisions in Sections 10 or 11 Employer is entitled to apply for equitable relief in any court of competent jurisdiction prior to initiation of mediation. Employer's application for temporary injunctive relief will not limit Employer from pursuing any other available remedies for such breach.

         14. Severability. Each provision of this Agreement, including particularly, but not solely, the provisions of Sections 10 and 11, is intended to be severable, and if any portion of this Agreement is held invalid, illegal, unenforceable or void for any reason, the remainder of this Agreement will nonetheless remain in full force and effect. Any portion held to be invalid, unenforceable, or void will, if possible, be deemed amended or reduced in scope, but such amendment or reduction in scope will be made only to the minimum extent required for purposes of maximizing the validity and enforceability of this Agreement.

         15. General Acknowledgments. Officer and Employer expressly agree that the restrictions on Officer's activities imposed under Section 10 are reasonable in their temporal and geographic scope and with respect to the nature of the activities so restricted and that the restrictions on Officer's activities imposed under Section 11 are reasonable and necessary to protect the trade secrets of Employer. The parties expressly agree that (i) Officer is benefited by these restrictions, insofar as other persons in similar managerial positions with Employer have entered or will enter into similar agreements with Employer, and (ii) these restrictions are


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

reasonable and necessary to protect Employer and its subsidiaries from loss of property rights and from competing efforts. The parties further expressly agree that, if any court of competent jurisdiction determines that any provision of
Section 10 or Section 11 is unreasonable, the court will not declare the provision invalid, but rather will reform and modify the provision, and enforce the provision, to the maximum extent permitted by law. The existence of any claim or cause of action of Officer against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of the provisions of Section 10 or Section 11.

         16. Non-Waiver. The failure to enforce any right arising under this Agreement or any similar agreement on one or more occasions will not be deemed or construed to be a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.

         17. Officer Warranties. Officer warrants to Employer that, as of the Effective Date, (a) Officer is not employed and is not a party to another employment contract, express or implied; (b) Officer has no other obligation, contractual or otherwise, which would prevent Officer from entering into this Agreement and from complying with its provisions; (c) Officer does not possess, and will not utilize during Officer's employment with Employer, any confidential information obtained by Officer through or in connection with any prior employment, relating to any prior employer's business, products, services, techniques, methods, systems, plans, policies, prices, customers, prospective customers, or employees; and (d) Officer has given Employer timely written notice of any of Officer's prior employment agreements or patent rights that might conflict with any interest of Employer and has provided Employer with a copy of such agreements or patent rights, including any applications for such rights.

         18. Successors and Assigns. This Agreement is binding upon, and will inure to the benefit of, Employer and Officer, and their respective heirs, personal and legal representatives, successors, and assigns and is binding upon and will inure to the benefit of any person or entity succeeding Employer, by merger, consolidation, purchase of assets or stock, or otherwise, but the interests of Officer under this Agreement are not subject to the claims of Officer's creditors, and may not be voluntarily or involuntarily assigned, alienated or encumbered, except as required by law.

         19. Dispute Resolution. Subject to the availability to Employer of equitable relief under Section 13, Employer and Officer agree to attempt to mediate any and all claims, disputes, or controversies between Officer and Employer, any business affiliated with Employer, or any of their respective directors, officers, managers, employees or agents, including but not limited to those arising out of or related to this Agreement, prior to the commencement of legal proceedings. The foregoing duty mediation will obligate both parties to appoint a mediator and to attempt to mediate the dispute in good faith for a period of 30 days following the date that either party gives notice to the other that it wishes to mediate a claim, dispute or controversy that has arisen between the parties. The parties will attempt to agree on the appointment of the mediator. If they are unable to agree on the appointment of the mediator within 15 days following the date that either party gives notice to the other that it wishes to mediate a claim, dispute or controversy that has arisen between the parties, then a mediator will be appointed by the American Arbitration Association. Each party will bear its or his own costs of mediating the dispute, and the cost of the American Arbitration Association and any mediator will be borne equally by the parties. Any mediation commenced under this Agreement will be held in Marion County, Indiana.

         20. Integration Clause and Modification. This Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all proposals, prior agreements, and all other communications between the parties, oral or in writing, relating to the subject matter of this Agreement. This Agreement may be amended or superseded only by an agreement in writing, signed by Officer and an executive officer of Employer.

         21. Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, or by telecopy or facsimile, and must be addressed to the intended recipient as follows:

         If to Employer, to:

                  Analytical Surveys, Inc.
                  941 North Meridian Street
                  Indianapolis, Indiana  46204-1061
                  Attention: Chief Executive Officer

         with a copy to:

                  Chair of Compensation Committee of Board of Directors
                  At the address of such person to which the Company normally sends communications relating to the Board of Directors and with a copy to:

                  James F. Wood
                  Sherman & Howard L.L.C.
                  633 17th Street, Suite 3000
                  Denver, CO  80202

         If to Officer:  to Officer's residence, as shown on Employer's records.

Notices will be deemed given and received three days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Either party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth above.

         22. Governing Law and Forum. Employer and Officer acknowledge and agree that the State of Indiana has a substantial connection with this Agreement. This Agreement will therefore be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles. The parties further agree that any disputes arising under this Agreement and any action brought to enforce this Agreement must be brought exclusively in a state or federal court of competent jurisdiction located in Marion County, Indiana, and the parties consent to personal jurisdiction of such courts and waive any defense of forum non-conveniens.

         23. Acknowledgment by Officer. Officer has been afforded the opportunity to read, reflect upon and consider the terms of this Agreement, has been afforded the opportunity to discuss this Agreement with Officer's attorney or other advisor or counselor, has read this entire Agreement, fully understands its terms, has voluntarily executed this Agreement, and has retained one executed copy of this Agreement for Officer's records.

ACCEPTED AND AGREED:                        ACCEPTED AND AGREED:

ANALYTICAL SURVEYS, INC.


By:                                         By:
   -----------------------------               --------------------------------
Name:    Sol A. Miller                      Name:    Michael A. Renninger
Title:   Chief Executive Officer



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